PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated October 16, 2019)
Important Notice Regarding Change in Investment Policy
Supplement Dated August 31, 2020
to the currently effective Prospectus and Statement of Additional Information, as supplemented from time to time, for Guggenheim Taxable Municipal Managed Duration Trust (the “Trust”)
This supplement provides updated information beyond that contained in the Prospectus and Statement of Additional Information and should be read in conjunction with the Prospectus and Statement of Additional Information.
At a meeting held on August 26-27, 2020, the Board of Trustees of the Trust approved changing the Trust’s name to “Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust” and corresponding changes to the Trust’s investment strategies. The Trust will expand its non-fundamental 80% investment policy to include, in addition to taxable municipal securities, other investment grade, income-generating debt securities. In addition to the 80% investment policy change, the Trust will (i) remove certain limitations on the composition of the other 20% of its net assets plus the amount of any borrowings for investment purposes (“Managed Assets”), (ii) remove the limitation on illiquid investments and (iii) add a policy to invest at least 50% of its Managed Assets in taxable municipal securities. These changes will be effective on November 19, 2020.
Accordingly, each of the following changes are effective November 19, 2020:
All references to the Trust’s name in the Prospectus and SAI are deleted and replaced with the following:
Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust
The “Introduction – Investment Strategy” section of the Prospectus is deleted and replaced with the following:

 Investment Strategy. The Trust seeks to achieve its investment objectives by investing primarily in a diversified portfolio of taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities. Under normal market conditions, the Trust invests at least 80% of its Managed Assets (as defined herein) in taxable municipal securities, including Build America Bonds (“BABs”), which qualify for federal subsidy payments under the American Recovery and Reinvestment Act of 2009 (the “Act”) and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities. Under normal market conditions, the Trust invests at least 80% of its Managed Assets in securities that, at the time of investment, are investment grade quality. The Trust may invest up to 20% of its Managed Assets in securities that, at the time of investment, are below investment grade quality. The Trust does not invest more than 25% of its Managed Assets in municipal securities in any one state of origin. The Trust will invest at least 50% of its Managed Assets in taxable municipal securities.

The fourth sentence of each of the “Prospectus Summary – Investment Objectives and Strategy” and “Investment Objectives and Policies – Investment Objectives and Strategy” sections of the Prospectus are deleted and replaced with the following:

The Trust seeks to achieve its investment objectives by investing primarily in a diversified portfolio of taxable municipal securities, including Build America Bonds (“BABs”), and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities.
The first line and bullets under the first line of each of the “Prospectus Summary – Investment Policies” and “Investment Objectives and Policies – Investment Policies” sections of the Prospectus are deleted and replaced with the following:
Under normal market conditions:
•
The Trust invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in taxable municipal securities, including BABs, and other investment grade, income generating debt securities, including tax-exempt municipal securities and debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities.

•	The Trust will not invest more than 25% of its Managed Assets in municipal securities in any one state of origin.
•	The Trust will invest at least 50% of its Managed Assets in taxable municipal securities.

The seventh and eighth sentences of the “Prospectus Summary – Investment Policies – Duration Management Strategy” section of the Prospectus and the fourth and fifth sentences of the second paragraph of the “Investment Objectives and Policies – Investment Policies – Duration Management Strategy” section of the Prospectus are deleted and replaced with the following:
In addition, the Trust may invest in securities other than taxable municipal securities, which may consist of short-duration fixed-income securities, which may help to decrease the overall duration of the Trust’s portfolio while also potentially adding incremental yield.
The third sentence of each of the “Prospectus Summary – Investment Policies – Investment Funds” and “The Trust’s Investments – Investment Funds” sections of the Prospectus are deleted and replaced with the following:
To the extent that the Trust invests in Investment Funds that invest at least 80% of their total assets in taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits project finance corporations, and tax-exempt municipal securities, such investments will be counted for purposes of the Trust’s policy of investing at least 80% of its Managed Assets in taxable municipal securities and other investment grade, income generating debt securities.
The “Prospectus Summary – Investment Policies – Synthetic Investments” and “The Trust’s Investments – Synthetic Investments” sections of the Prospectus are deleted in their entirety and replaced with the following:

As an alternative to holding investments directly, the Trust may also obtain investment exposure to investments in which the Trust may invest directly through the use of derivative instruments (including swaps, options, forwards, notional principal contracts or customized derivative or financial instruments) to replicate, modify or replace the economic attributes associated with an investment in which the Trust may invest directly. The Trust may be exposed to certain additional risks should the Adviser use derivatives as a means to synthetically implement the Trust’s investment strategies, including counterparty risk, lack of liquidity in such derivative instruments and additional expenses associated with using such derivative instruments. To the extent that the Trust obtains indirect investment exposure to  taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities through the use of the foregoing derivative instruments with economic characteristics similar to  taxable municipal securities, such investments will be counted for purposes of the Trust’s 80% investment policy. The Trust has not adopted any percentage limitation with respect to the overall percentage of investment exposure to taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities that the Trust may obtain through the use of derivative instruments.
The last two sentences of the “Prospectus Summary – Investment Policies” section of the Prospectus are deleted and replaced with the following:
These policies may be changed by the Board of Trustees of the Trust (the “Board of Trustees”). If the Trust’s policy with respect to investing at least 80% of its Managed Assets in taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities changes, the Trust will provide shareholders at least 60 days’ prior notice before implementation of the change.
The first sentence of each of the “Prospectus Summary – Investment Objectives and Strategy – Liquidity Risk” and “Risks – Liquidity Risk” sections of the Prospectus is deleted and replaced with the following:
The Trust may invest in securities that are, at the time of investment, illiquid.
The last paragraph of the Investment Objectives and Policies section of the Prospectus is deleted and replaced with the following:
The investment policies set forth above may be changed by the Board of Trustees of the Trust (the “Board of Trustees”). If the Trust’s policy with respect to investing at least 80% of its Managed Assets in taxable municipal securities and other investment grade, income generating debt securities, including debt instruments issued by non-profit entities (such as entities related to healthcare, higher education and housing), municipal conduits, project finance corporations, and tax-exempt municipal securities changes, the Trust will provide shareholders at least 60 days’ prior notice before implementation of the change. Except as otherwise noted, all percentage limitations set forth in this prospectus and the Statement of Additional Information (“SAI”) apply immediately after a purchase or initial investment and any subsequent change in any applicable percentage resulting from market fluctuations does not require any action.
The “The Trust’s Investments – Other Income Producing Securities” section of the Prospectus is deleted in its entirety.

The first sentence of the “The Trust’s Investments – Unregistered, Restricted and Illiquid Securities” section of the Prospectus is deleted and replaced with the following:

The Trust may invest in securities that are, at the time of investment, illiquid.
Disclosures on the following instruments and the risks thereof are added to the Prospectus and will constitute material investment risks of the Trust:
Debt Instruments, Municipal Conduit Bonds, Project Finance, Debt Issued by Non-Profit Institutions, Auction Rate Securities, U.S. Government Securities, Mortgage-Related Securities (including Residential Mortgage-Backed Securities, Commercial Mortgage-Backed Securities, Government Agency Securities, Government-Related Securities, Private Entity Securities, Collateralized Mortgage Obligations, Stripped Mortgage-Backed Securities, Sub-Prime Mortgages, and Other Mortgage-Related Securities), Second-Lien Loans, Other Secured Loans, Unsecured Loans, Mezzanine Investments, Corporate Bonds, Collateralized Debt Obligations (including Collateralized Bond Obligations and Collateralized Loan Obligations), Structured Notes and Risk-Linked Securities.

Please Retain This Supplement for Future Reference

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